UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 8, 2009
GLG Partners, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33217	20-5009693

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
399 Park Avenue, 38th Floor
New York, New York 10022
(Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 224-7200
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in the Current Report on Form 8-K of GLG Partners, Inc. (the “Company”) dated May 18, 2009 is incorporated herein by reference.
     On June 8, 2009, the Company completed the sale of an additional $14.5 million aggregate principal amount of its 5.00% dollar-denominated convertible subordinated notes due 2014 (the “Notes”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, (the “Securities Act”). The Notes were sold pursuant to a Purchase Agreement, dated May 12, 2009, between the Company and the initial purchasers of the Notes named therein (the “Initial Purchasers”), under which the Initial Purchasers were granted an option to purchase up to an additional $15 million aggregate principal amount of Notes. The Initial Purchasers exercised the option for $14.5 million aggregate principal amount of Notes, increasing the total aggregate amount of Notes sold to $228.5 million. The net proceeds from the sale of the additional Notes, after deducting the Initial Purchasers’ discount and excluding accrued interest on the Notes, were approximately $14.07 million, and will be used for general corporate purposes to the extent permitted under the Company’s credit agreement.
     The Notes and the shares of the Company’s Common Stock, if any, issuable upon conversion of the Notes have not been registered under the Securities Act, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This filing shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any offer or sale of the securities in any state in which such offer, solicitation or sale would be unlawful.
Item 3.02. Unregistered Sales of Equity Securities.
     The information set forth under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” of this Current Report on Form 8-K and in the Current Report on Form 8-K of the Company dated May 18, 2009 is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLG PARTNERS, INC.
By:	/s/ Alejandro San Miguel
Alejandro San Miguel
General Counsel & Corporate Secretary

Date: June 8, 2009